Exhibit 99.1
Silvergate Capital Corporation Announces Second Quarter 2022 Results
La Jolla, CA, July 19, 2022 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and six months ended June 30, 2022.
Second Quarter 2022 Highlights
•Net income for the quarter was $38.6 million, compared to $27.4 million for the first quarter of 2022, and $20.9 million for the second quarter of 2021
•Net income available to common shareholders for the quarter was $35.9 million, or $1.13 per diluted common share, compared to net income of $24.7 million, or $0.79 per diluted share, for the first quarter of 2022, and net income of $20.9 million, or $0.80 per diluted share, for the second quarter of 2021
•Digital currency customers grew to 1,585 at June 30, 2022, compared to 1,503 at March 31, 2022, and 1,224 at June 30, 2021
•The Silvergate Exchange Network (“SEN”) handled $191.3 billion of U.S. dollar transfers in the second quarter of 2022, an increase of 34% compared to $142.3 billion in the first quarter of 2022, and a decrease of 20% compared to $239.6 billion in the second quarter of 2021
•Total SEN Leverage commitments increased to $1.4 billion at June 30, 2022, compared to $1.1 billion at March 31, 2022, and $258.5 million at June 30, 2021
•Digital currency customer related fee income for the quarter was $8.8 million, compared to $8.9 million for the first quarter of 2022, and $11.3 million for the second quarter of 2021
•Average digital currency customer deposits were $13.8 billion during the second quarter of 2022, compared to $14.7 billion during the first quarter of 2022

Alan Lane, president and chief executive officer of Silvergate, commented, “Silvergate had another strong quarter in light of the challenging backdrop facing the broader digital currency ecosystem. I am proud of our results as we achieved record net income available to common shareholders of $35.9 million and saw some of the highest daily dollar transfer volumes ever on the Silvergate Exchange Network (SEN). In addition, we saw continued demand for our SEN Leverage product, with no losses or forced liquidations."
“Overall, our platform was built to support our clients in this relatively nascent industry during periods of high volumes, market volatility and transformation, and performed as designed throughout the quarter. Our balance sheet is optimized for client liquidity and risk management practices are at the forefront in all aspects of our business to ensure we are prepared for any market environment. I remain confident in our trajectory throughout the second half of 2022, while continuing to invest in our strategic initiatives,” Lane added.

	As of or for the Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$38,605	$27,386	$20,935
Net income available to common shareholders	$35,917	$24,698	$20,935
Diluted earnings per common share	$1.13	$0.79	$0.80
Return on average assets (ROAA)(1)	0.90%	0.60%	0.77%
Return on average common equity (ROACE)(1)	10.99%	6.87%	10.40%
Net interest margin(1)(2)	1.96%	1.36%	1.16%
Cost of deposits(1)	0.00%	0.00%	0.00%
Cost of funds(1)	0.03%	0.01%	0.01%
Efficiency ratio(3)	38.30%	46.74%	50.69%
Total assets	$15,847,656	$15,798,013	$12,289,476
Total deposits	$13,500,720	$13,396,162	$11,371,556
Book value per common share	$38.86	$42.77	$32.84
Tier 1 leverage ratio	10.10%	9.68%	7.91%
Total risk-based capital ratio	44.03%	45.01%	43.15%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At June 30, 2022, the Company’s digital currency customers increased to 1,585 from 1,503 at March 31, 2022, and from 1,224 at June 30, 2021. At June 30, 2022, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline were above 300. For the second quarter of 2022, $191.3 billion of U.S. dollar transfers occurred on the SEN, a 34% increase from $142.3 billion transfers in the first quarter of 2022, and a decrease of 20% compared to $239.6 billion in the second quarter of 2021. Based on digital currency industry transaction data provided by Coin Metrics, bitcoin and ether dollar trading volumes increased by 6% during the second quarter of 2022 compared to the first quarter of 2022.

Results of Operations, Quarter Ended June 30, 2022
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $74.5 million for the second quarter of 2022, compared to $54.0 million for the first quarter of 2022, and $31.2 million for the second quarter of 2021.
Compared to the first quarter of 2022, net interest income increased $20.5 million due to increased interest income, driven by higher yields across all interest earning asset categories, offset slightly by increased interest expense. Average total interest earning assets decreased by $0.9 billion for the second quarter of 2022 compared to the first quarter of 2022, primarily due to decreased interest earning deposits in other banks due in part to lower average deposits and increased securities balances. The average yield on interest earning assets increased from 1.37% for the first quarter of 2022 to 1.99% for the second quarter of 2022, with the most significant impacts due to higher yields on securities and loans. Average interest bearing liabilities increased $318.2 million for the second quarter of 2022 compared to the first quarter of 2022, due to increased FHLB advances. The average rate on total interest bearing liabilities increased from 0.85% for the first quarter of 2022 to 0.87% for the second quarter of 2022, primarily due to an increase in interest rates on FHLB borrowings.
Compared to the second quarter of 2021, net interest income increased $43.3 million due to increased interest income, with the largest driver being higher securities balances, offset slightly by increased interest expense. Average total interest earning assets increased by $4.4 billion for the second quarter of 2022 compared to the second quarter of 2021, primarily due to increased securities balances funded primarily by the growth in digital currency related deposits and reallocation of interest earning deposits in other banks. The average yield on total interest earning assets increased from 1.17% for the second quarter of 2021 to 1.99% for the second quarter of 2022, primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, as well as higher yields on securities, loans and interest earning deposits in other banks. Average interest bearing liabilities increased $368.4 million for the second quarter of 2022 compared to the second quarter of 2021, due to increased FHLB advances. The average rate on total interest bearing liabilities decreased from 1.02% for the second quarter of 2021 to 0.87% for the second quarter of 2022, primarily due to a higher proportion of lower cost FHLB borrowings as a percentage of interest bearing liabilities.
Net interest margin for the second quarter of 2022 was 1.96%, compared to 1.36% for the first quarter of 2022, and 1.16% for the second quarter of 2021. The increase in net interest margin compared to the first quarter of 2022 was primarily due to higher yields on adjustable rate securities and loans reflecting the increasing interest rate environment. The increase in net interest margin compared to the second quarter of 2021 was primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, as well as higher yields on securities, loans and interest earning deposits in other banks.

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$1,458,173	$3,008	0.83%	$3,067,054	$1,385	0.18%	$5,603,397	$1,599	0.11%
Taxable securities	9,058,960	30,986	1.37%	8,492,768	17,779	0.85%	2,937,659	8,324	1.14%
Tax-exempt securities(1)	2,992,038	18,759	2.51%	2,887,072	16,689	2.34%	698,149	3,953	2.27%
Loans(2)(3)	1,689,852	22,054	5.23%	1,644,604	18,287	4.51%	1,541,373	17,158	4.46%
Other	58,852	719	4.90%	41,751	203	1.97%	29,394	466	6.36%
Total interest earning assets	15,257,875	75,526	1.99%	16,133,249	54,343	1.37%	10,809,972	31,500	1.17%
Noninterest earning assets	729,378			500,299			121,288
Total assets	$15,987,253			$16,633,548			$10,931,260
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$68,128	$2	0.01%	$76,663	$21	0.11%	$97,463	$35	0.14%
FHLB advances and other borrowings	397,810	796	0.80%	71,111	70	0.40%	44	—	0.00%
Subordinated debentures	15,850	243	6.15%	15,846	252	6.45%	15,836	252	6.38%
Total interest bearing liabilities	481,788	1,041	0.87%	163,620	343	0.85%	113,343	287	1.02%
Noninterest bearing liabilities:
Noninterest bearing deposits	13,951,397			14,781,601			9,980,680
Other liabilities	49,550			36,770			29,586
Shareholders’ equity	1,504,518			1,651,557			807,651
Total liabilities and shareholders’ equity	$15,987,253			$16,633,548			$10,931,260
Net interest spread(4)			1.12%			0.52%			0.15%
Net interest income, taxable equivalent basis		$74,485			$54,000			$31,213
Net interest margin(5)			1.96%			1.36%			1.16%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,939)			(3,505)			(830)
Net interest income, as reported		$70,546			$50,495			$30,383
________________________
(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded no provision for loan losses for the second quarter of 2022, compared to a reversal of provision for loan losses of $2.5 million for the first quarter of 2022, and no provision for the second quarter of 2021. The reversal in the first quarter of 2022 was due to the changes in loan product and segment mix in the portfolio, including the net impact of the sale of real estate loans, partially offset by an increase in SEN Leverage loans.
Noninterest Income
Noninterest income for the second quarter of 2022 was $9.2 million, a decrease of $0.2 million, or 2.5%, from the first quarter of 2022. The primary reasons for this decrease were a $0.4 million decrease in other income due to a gain on sale of other assets of $0.4 million for the first quarter of 2022 and a $0.2 million, or 1.8%, decrease in deposit related fees which remained relatively flat, offset by a $0.4 million decrease in loss on sale of securities.

Noninterest income for the second quarter of 2022 decreased by $2.9 million, or 23.7%, compared to the second quarter of 2021. This decrease was primarily due to a $2.5 million, or 22.1%, decrease in deposit related fees as a result of lower cash management fees from digital currency related customers.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021

	(Dollars in thousands)
Noninterest income:
Deposit related fees	$8,808	$8,968	$11,308
Mortgage warehouse fee income	555	651	753
Loss on sale of securities, net	(199)	(605)	—
Other income	50	436	8
Total noninterest income	$9,214	$9,450	$12,069
Noninterest Expense
Noninterest expense totaled $30.6 million for the second quarter of 2022, an increase of $2.5 million, or 9.0%, compared to the first quarter of 2022, and an increase of $9.0 million, or 42.0%, compared to the second quarter of 2021. The increase in noninterest expense compared to the prior quarter was primarily due to an increase in salaries and benefits expense attributable to increased headcount as part of organic growth as well as increases in professional services and occupancy and equipment costs, all of which support the Company’s strategic initiatives. Other general and administrative expenses decreased from the first quarter of 2022 primarily due to a $1.6 million reversal of the provision for off-balance sheet commitments due to a change in estimate related to bitcoin collateralized SEN Leverage commitments. The increase in noninterest expense from the second quarter of 2021 was primarily driven by an increase in salaries and employee benefits attributable to increased headcount as well as increases in occupancy and equipment, communications and data processing and professional services, all of which support organic growth and the Company’s strategic initiatives. This was partially offset by a decrease in federal deposit insurance expense due to a lower growth rate in deposit levels.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$16,356	$15,544	$10,260
Occupancy and equipment	1,063	586	599
Communications and data processing	2,967	2,762	1,796
Professional services	6,280	2,954	2,594
Federal deposit insurance	1,495	1,762	3,844
Correspondent bank charges	801	828	812
Other loan expense	682	384	280
Other general and administrative	908	3,198	1,334
Total noninterest expense	$30,552	$28,018	$21,519
Income Tax Expense (Benefit)
Income tax expense was $10.6 million for the second quarter of 2022, compared to $7.0 million for the first quarter of 2022, and a benefit of $2,000 for the second quarter of 2021. Our effective tax rate for the second quarter of 2022 was 21.5%, compared to 20.4% for the first quarter of 2022, and zero for the second quarter of 2021. The tax expense and effective tax rate for the first and second quarter of 2022 were impacted by significant increases in tax-exempt income earned on certain municipal bonds compared to the second quarter of 2021. In addition, the lower effective tax rate for the second quarter of 2021 was due to higher excess tax benefits recognized on the exercise of stock options.

Balance Sheet
Deposits
At June 30, 2022, deposits totaled $13.5 billion, an increase of $104.6 million, or 0.8%, from March 31, 2022, and an increase of $2.1 billion, or 18.7%, from June 30, 2021. Noninterest bearing deposits totaled $13.4 billion, representing approximately 99.5% of total deposits at June 30, 2022, an increase of $112.5 million from the prior quarter end, and a $2.1 billion increase compared to June 30, 2021.
Our continued growth has been accompanied by significant fluctuations in the levels of our deposits, in particular our deposits from customers operating in the digital currency industry. The Bank’s average total deposits from digital currency customers during the second quarter of 2022 amounted to $13.8 billion, with the high and low daily totals of these deposit levels during such time being $17.6 billion and $12.6 billion, respectively, compared to an average of $14.7 billion during the first quarter of 2022, and high and low daily deposit levels of $16.2 billion and $13.2 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	June 30, 2022		March 31, 2022		June 30, 2021
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	102	$8,133	96	$7,960	93	$5,395
Institutional investors	1,017	3,293	966	3,109	771	3,986
Other customers	466	1,879	441	2,126	360	1,734
Total	1,585	$13,304	1,503	$13,195	1,224	$11,114
________________________
(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the second quarter of 2022, the first quarter of 2022 and the second quarter of 2021 was 0.00%.

	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$13,951,397	—	$14,781,601	—	$9,980,680	—
Interest bearing accounts:
Interest bearing demand accounts	3,250	0.00%	5,531	0.07%	27,303	0.12%
Money market and savings accounts	64,456	0.01%	70,632	0.11%	69,527	0.15%
Certificates of deposit	422	0.95%	500	0.81%	633	0.63%
Total interest bearing deposits	68,128	0.01%	76,663	0.11%	97,463	0.14%
Total deposits	$14,019,525	0.00%	$14,858,264	0.00%	$10,078,143	0.00%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held-for-sale, were $1.5 billion at June 30, 2022, a decrease of $209.4 million, or 12.5%, from March 31, 2022, and a decrease of $22.0 million, or 1.5%, from June 30, 2021.

	June 30, 2022	March 31, 2022	June 30, 2021

	(Dollars in thousands)
Real estate loans:
One-to-four family	$82,671	$94,161	$144,247
Multi-family	8,827	9,368	67,704
Commercial	69,637	80,279	272,948
Construction	—	—	5,481
Commercial and industrial(1)	302,610	434,960	204,279
Reverse mortgage and other	1,110	1,137	1,364
Mortgage warehouse	136,485	125,435	49,897
Total gross loans held-for-investment	601,340	745,340	745,920
Deferred fees, net	(2,227)	(1,884)	1,151
Total loans held-for-investment	599,113	743,456	747,071
Allowance for loan losses	(4,442)	(4,442)	(6,916)
Loans held-for-investment, net	594,671	739,014	740,155
Loans held-for-sale(2)	872,056	937,140	748,577
Total loans	$1,466,727	$1,676,154	$1,488,732
________________________
(1)Commercial and industrial loans includes $302.6 million, $435.0 million and $203.4 million of SEN Leverage loans as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(2)Loans held-for-sale includes $872.1 million, $914.2 million and $748.6 million of mortgage warehouse loans as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was unchanged from $4.4 million at June 30, 2022, compared to March 31, 2022 and down from $6.9 million at June 30, 2021. The ratio of the allowance for loan losses to total loans held-for-investment at June 30, 2022 was 0.74%, compared to 0.60% and 0.93% at March 31, 2022 and June 30, 2021, respectively.
Nonperforming assets totaled $3.8 million, or 0.02% of total assets, at June 30, 2022, an increase of $0.1 million from $3.6 million, or 0.02% of total assets at March 31, 2022. Nonperforming assets decreased $3.7 million, from $7.4 million, or 0.06%, of total assets at June 30, 2021.

	June 30, 2022	March 31, 2022	June 30, 2021

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$3,724	$3,632	$7,444
Troubled debt restructurings	$1,619	$1,703	$1,437
Other real estate owned, net	$45	—	—
Nonperforming assets	$3,769	$3,632	$7,444

Asset Quality Ratios:
Nonperforming assets to total assets	0.02%	0.02%	0.06%
Nonaccrual loans to total loans(1)	0.62%	0.49%	1.00%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to total loans(1)	0.74%	0.60%	0.93%
Allowance for loan losses to nonaccrual loans	119.28%	122.30%	92.91%
________________________
(1)Loans exclude loans held-for-sale at each of the dates presented.

Securities
The total securities portfolio decreased $0.4 billion, or 3.3%, from $12.2 billion at March 31, 2022, and increased $5.6 billion, or 90.5%, from $6.2 billion at June 30, 2021, to $11.8 billion at June 30, 2022. As of June 30, 2021, there were $3.1 billion of securities classified as held-to-maturity.
Capital Ratios
At June 30, 2022, the Company’s ratio of common equity to total assets was 7.76%, compared with 8.56% at March 31, 2022, and 7.08% at June 30, 2021. At June 30, 2022, the Company’s book value per common share was $38.86, compared to $42.77 at March 31, 2022, and $32.84 at June 30, 2021.
At June 30, 2022, the Company had a tier 1 leverage ratio of 10.10%, common equity tier 1 capital ratio of 38.36%, tier 1 risk-based capital ratio of 43.91% and total risk-based capital ratio of 44.03%.
At June 30, 2022, the Bank had a tier 1 leverage ratio of 10.04%, common equity tier 1 capital ratio of 43.66%, tier 1 risk-based capital ratio of 43.66% and total risk-based capital ratio of 43.78%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	June 30, 2022	March 31, 2022	June 30, 2021
The Company
Tier 1 leverage ratio	10.10%	9.68%	7.91%
Common equity tier 1 capital ratio	38.36%	38.97%	42.03%
Tier 1 risk-based capital ratio	43.91%	44.84%	42.80%
Total risk-based capital ratio	44.03%	45.01%	43.15%
Common equity to total assets	7.76%	8.56%	7.08%
The Bank
Tier 1 leverage ratio	10.04%	9.51%	7.88%
Common equity tier 1 capital ratio	43.66%	44.28%	42.51%
Tier 1 risk-based capital ratio	43.66%	44.28%	42.51%
Total risk-based capital ratio	43.78%	44.45%	42.87%
________________________
(1)June 30, 2022 capital ratios are preliminary.
Subsequent Event
On July 11, 2022, the Company’s Board of Directors declared a quarterly dividend payment of $13.44 per share, equivalent to $0.336 per depositary share, on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for the period covering May 15, 2022 through August 14, 2022, for a total dividend of $2.7 million. The depositary shares representing the Series A Preferred Stock are traded on the New York Stock Exchange under the symbol “SI PRA.” The dividend will be payable on August 15, 2022 to shareholders of record of the Series A Preferred Stock as of July 29, 2022.
Conference Call and Webcast
The Company will host a conference call on Tuesday, July 19, 2022 at 11:00 a.m. (Eastern Time) to present and discuss second quarter 2022 financial results. The conference call can be accessed live by dialing 1-844-200-6205 or for international callers, 1-929-526-1599, entering the access code 200185. A replay will be available starting at 1:00 p.m. (Eastern Time) on July 19, 2022 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 449932. The replay will be available until 11:59 p.m. (Eastern Time) on August 2, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing war in Ukraine; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, digital currencies and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; and other factors that may affect our future results.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ASSETS
Cash and due from banks	$256,378	$207,304	$208,193	$168,628	$52,859
Interest earning deposits in other banks	1,637,410	1,178,205	5,179,753	3,615,860	4,415,458
Cash and cash equivalents	1,893,788	1,385,509	5,387,946	3,784,488	4,468,317
Trading securities, at fair value	—	—	—	—	26,998
Securities available-for-sale, at fair value	8,686,307	9,463,494	8,625,259	7,234,216	6,176,778
Securities held-to-maturity, at amortized cost	3,131,321	2,751,625	—	—	—
Loans held-for-sale, at lower of cost or fair value	872,056	937,140	893,194	818,447	748,577
Loans held-for-investment, net of allowance for loan losses	594,671	739,014	887,304	809,745	740,155
Other investments	63,456	61,719	34,010	34,010	29,460
Accrued interest receivable	72,463	62,573	40,370	32,154	24,505
Premises and equipment, net	3,328	1,678	3,008	1,483	1,604
Intangible assets	190,455	189,977	—	—	—
Derivative assets	104,995	46,415	34,056	37,210	39,454
Other assets	234,816	158,869	100,348	24,868	33,628
Total assets	$15,847,656	$15,798,013	$16,005,495	$12,776,621	$12,289,476
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$13,436,017	$13,323,535	$14,213,472	$11,586,318	$11,290,638
Interest bearing accounts	64,703	72,627	77,156	76,202	80,918
Total deposits	13,500,720	13,396,162	14,290,628	11,662,520	11,371,556
Federal home loan bank advances	800,000	800,000	—	—	—
Subordinated debentures, net	15,852	15,848	15,845	15,841	15,838
Accrued expenses and other liabilities	107,865	39,507	90,186	26,179	31,575
Total liabilities	14,424,437	14,251,517	14,396,659	11,704,540	11,418,969
Commitments and contingencies
Preferred stock	2	2	2	2	—
Class A common stock	316	316	304	265	265
Class B non-voting common stock(1)	—	—	—	—	—
Additional paid-in capital	1,554,627	1,553,547	1,421,592	891,611	697,070
Retained earnings	254,475	218,558	193,860	175,485	151,993
Accumulated other comprehensive (loss) income	(386,201)	(225,927)	(6,922)	4,718	21,179
Total shareholders’ equity	1,423,219	1,546,496	1,608,836	1,072,081	870,507
Total liabilities and shareholders’ equity	$15,847,656	$15,798,013	$16,005,495	$12,776,621	$12,289,476
________________________
(1)Effective June 14, 2022, Class B non-voting common stock was cancelled and its authorized shares reallocated to Class A common stock following a shareholder approved amendment to the Company’s articles of incorporation.

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income
Loans, including fees	$22,054	$18,287	$17,158	$40,341	$33,755
Taxable securities	30,986	17,779	8,324	48,765	11,916
Tax-exempt securities	14,820	13,184	3,123	28,004	4,818
Other interest earning assets	3,008	1,385	1,599	4,393	2,878
Dividends and other	719	203	466	922	609
Total interest income	71,587	50,838	30,670	122,425	53,976
Interest expense
Deposits	2	21	35	23	81
Federal home loan bank advances and other	796	70	—	866	—
Subordinated debentures	243	252	252	495	497
Total interest expense	1,041	343	287	1,384	578
Net interest income before provision for loan losses	70,546	50,495	30,383	121,041	53,398
Reversal of provision for loan losses	—	(2,474)	—	(2,474)	—
Net interest income after provision for loan losses	70,546	52,969	30,383	123,515	53,398
Noninterest income
Deposit related fees	8,808	8,968	11,308	17,776	18,432
Mortgage warehouse fee income	555	651	753	1,206	1,707
Loss on sale of securities, net	(199)	(605)	—	(804)	—
Other income	50	436	8	486	20
Total noninterest income	9,214	9,450	12,069	18,664	20,159
Noninterest expense
Salaries and employee benefits	16,356	15,544	10,260	31,900	21,250
Occupancy and equipment	1,063	586	599	1,649	1,213
Communications and data processing	2,967	2,762	1,796	5,729	3,417
Professional services	6,280	2,954	2,594	9,234	4,311
Federal deposit insurance	1,495	1,762	3,844	3,257	6,140
Correspondent bank charges	801	828	812	1,629	1,309
Other loan expense	682	384	280	1,066	454
Other general and administrative	908	3,198	1,334	4,106	3,031
Total noninterest expense	30,552	28,018	21,519	58,570	41,125
Income before income taxes	49,208	34,401	20,933	83,609	32,432
Income tax expense (benefit)	10,603	7,015	(2)	17,618	(1,213)
Net income	38,605	27,386	20,935	65,991	33,645
Dividends on preferred stock	2,688	2,688	—	5,376	—
Net income available to common shareholders	$35,917	$24,698	$20,935	$60,615	$33,645
Basic earnings per common share	$1.14	$0.79	$0.81	$1.93	$1.40
Diluted earnings per common share	$1.13	$0.79	$0.80	$1.92	$1.37
Weighted average common shares outstanding:
Basic	31,635	31,219	25,707	31,428	24,114
Diluted	31,799	31,401	26,102	31,601	24,565